Exhibit 10.447

PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of August   , 2004, between GATEWAY PAVILIONS, L.L.C., an Arizona limited liability company (“Seller”), and INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation, or its assigns permitted under section 15.2, below (“Purchaser”), with reference to the following:

A.                                   Seller is the owner of the improved real property (the “Real Property”) described on Exhibit A attached hereto together with certain personal property located upon or used in connection with such improved real property and certain other assets relating thereto, all as more particularly described in section 2, below.

B.                                     Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (defined in section
2, below) on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       BASIC TERMS AND DEFINITIONS; REFERENCES

1.1                                 Basic Terms and Definitions.

(a)                                  Effective Date.  The effective date of this Agreement shall be the date set forth above (“Effective Date”) .

(b)                                 Closing Date.  The Close of Escrow shall occur on December 15, 2004 (the “Closing Date”).

(c)                                  Title Review Period.  The “Title Review Period” shall end at 5:00 p.m. on August 13, 2004.

(d)                                 Due Diligence Period.  The “Due Diligence Period” shall end on August 2, 2004, at 5:00 p.m.

(e)                                  Escrow Holder.  The escrow holder shall be First American Title Insurance Company in Chicago, Illinois (“Escrow Holder”).

(f)                                    Title Company.  The title company shall be First American Title Insurance Company (“Title Company”).

1.2                                 References.  All references to Exhibits and Schedules refer to Exhibits and Schedules attached to this Agreement, and all such Exhibits and Schedules are incorporated herein by reference.

2.                                       PURCHASE AND SALE.

Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Purchaser and Purchaser agrees to purchase from Seller, for the purchase price set forth in section 3 hereof, the following (collectively, the “Property”):

2.1                                 The Real Property, together with the buildings located thereon, all associated parking areas thereon and all other improvements located thereon (the buildings and such other improvements are, collectively, the “Improvements”).  All references hereinafter made to the Real Property shall be deemed to include, to the extent owned by Seller, all rights, privileges, easements and appurtenances benefiting the Real Property and/or the Improvements, including, without limitation, all mineral and water rights, and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Real Property;

2.2                                 All of Seller’s right, title and interest in and to the personal property, equipment, supplies and fixtures (collectively, the “Personal Property”) listed on Exhibit B attached hereto or otherwise left on the Real Property at the Close of Escrow (as defined in section 8.1 hereof) to the extent owned by Seller;

2.3                                 All of Seller’s right, title and interest in and to any intangible property used or useful in connection with the foregoing, including, without limitation, all contract rights, warranties, guaranties, licenses, permits, entitlements, the name “Gateway Pavilions,” governmental approvals and certificates of occupancy which benefit the Real Property and/or the Personal Property;

2.4                                 All of Seller’s right, title and interest in and to all leases affecting the Real Property as of the Close of Escrow listed on the Rent Roll attached hereto as Exhibit I (the “Rent Roll”), or approved or deemed approved by Purchaser under section 5.3, below (the “Leases”), together with all security deposits, letters of credit, guaranties and any other security for the obligations of the tenants under the Leases delivered to Seller and not theretofore applied to tenant obligations under the Leases; and

2.5                                 All of Seller’s right, title and interest in, and to the contracts listed on Exhibit C attached hereto, and all contracts hereafter entered into by Seller to the extent permitted by the provisions of this Agreement (the “Contracts”).

Notwithstanding anything to the contrary contained herein, but subject to the last sentence of section 10.1, below, the term “Property” shall expressly exclude: (a) any Rents (as defined in section 10.1, below) and any other amounts payable by tenants under the Leases for periods before the Close of Escrow, (b) any Rents or other amounts payable by any former tenants of the Property, (c) any payments owed to Seller under the Development Agreement (defined in section 4.l(f), below) or the Sharing

Agreement (defined in Section 4.5 below) for periods or with respect to events occurring before or after the Close of Escrow, and (d) with respect to services or materials provided by Seller before the Closing Date: (i) any site, or monument or pylon sign reimbursement costs, or similar costs, paid by any tenant or by any occupant after the Close of Escrow, (ii) any judgments, stipulations, orders or settlements with any tenants, any occupants, or former tenants or occupants, paid after the Close of Escrow, for periods or with respect to events occurring before the Close of Escrow, and (iii) any sums payable by third parties to Seller in respect of, or arising out of, the Property, paid after the Close of Escrow for periods or with respect to events occurring before the Close of Escrow.

3.                                    PURCHASE PRICE AND DEPOSIT.

3.1           Purchase Price.  The purchase price for the Property shall be $65,141,045 (the “Purchase Price”).

3.2           Payment of Purchase Price.  The Purchase Price shall be payable as follows :

3.2.1 Within three business days after the Opening of Escrow (defined below), Purchaser shall deposit in escrow with Escrow Holder, by check or in immediate, same-day federal funds, the sum of $1,500,000 (the “Deposit”). Immediately upon Escrow Holder’s receipt of the Deposit (the “Opening of Escrow”), Escrow Holder shall invest the same in a federally insured interest-bearing account acceptable to Seller and Purchaser. All interest accruing on the Deposit shall be deemed part of the Deposit. Upon expiration of the Due Diligence Period, if Purchaser has not previously terminated this Agreement by its terms, the Deposit shall become nonrefundable, except as expressly provided herein.

3.2.2 If all the conditions in section 7.1 hereof have been satisfied or waived by Purchaser, Purchaser shall deposit in current funds with Escrow Holder, at least one business day before or, if it shall not delay the Close of Escrow on, the Closing Date, an amount equal to the Purchase Price minus the Deposit and all interest accrued thereon, and plus or minus applicable prorations pursuant to section 10 hereof.

3.3           Disposition of Deposit Upon Failure to Close. If the Close of Escrow fails to occur due to Purchaser’s default under this Agreement (all of the conditions to Purchaser’s obligation to close having been satisfied or waived), the disposition of the Deposit and all interest accrued thereon shall be governed by section 13.1 hereof. If the Close of Escrow fails to occur due to Seller’s default under this Agreement (all of the conditions to Seller’s obligation to close having been satisfied or waived), the Deposit and all interest accrued thereon shall promptly be refunded to Purchaser. If the Close of Escrow fails to occur due to the failure of any of the conditions set forth in sections 7.1 or 7.2, hereof other than as a result of Purchaser’s or Seller’s default under this Agreement, the disposition of the Deposit and all interest accrued thereon shall be governed by section 9.3 hereof.

4.            PROPERTY INFORMATION; TITLE AND SURVEY REVIEW; INSPECTIONS AND DUE DILIGENCE; TENANT ESTOPPEL CERTIFICATES; CONFIDENTIALITY.

4.1           Property Information.  If not delivered by Seller to Purchaser before the Effective Date, Seller shall deliver to Purchaser within five business days after the Effective Date, to the extent in Seller’s possession, the following (collectively, the “Property Information”):

(a)           the Leases;

(b)           [intentionally deleted];

(c)                                  the most current operating statements for the Real Property;

(d)                                 copies of the Contracts;

(e)                                  existing land title surveys, if any, for the Real Property;

(f)                                    Development Agreement dated November 5, 2001, among Seller, Costco Wholesale Corporation, and Harkins Phoenix Cinemas, L.L.C., and all amendments thereto (the “Development Agreement”); and

(g)                                 any environmental, soils and/or engineering reports prepared for Seller or Seller’s predecessors.

4.2           Title and Survey Review; Title Policy.

4.2.1 Delivery of Title Commitment and Survey. Seller has, prior to the Effective Date, at Seller’s sole cost and expense, obtained and delivered to Purchaser: (i) a preliminary title commitment covering the Real Property (the “Title Commitment”), together with legible photocopies of all documents (collectively, the “Title Documents”) referenced in the Title Commitment, which is intended to comply with the Title Commitment Requirements specified in Schedule 1; and, (ii) a new or updated ALTA survey for the Real Property, dated not more than thirty (30) days prior to the Effective Date (the “Survey”), which is intended to comply with the Survey Requirements specified in Schedule 2.  Notwithstanding the foregoing, Seller makes no representations or warranties, and Seller shall have no responsibility, with respect to the completeness of the Title Documents made available to Purchaser by the Title Company, or the accuracy of the Survey.

4.2.2 Title and Survey Review and Cure. On or before the end of the Title Review Period, Purchaser shall deliver to Seller and Escrow Holder written notice (“Purchaser’s Title and Survey Notice”) of Purchaser’s approval or disapproval of the matters reflected in the Title Commitment and Survey. The failure of Purchaser to deliver to Seller Purchaser’s Title and Survey Notice on or before the end of the Title Review Period shall be deemed to constitute Purchaser’s approval of the condition of title to the Real Property.  If Purchaser disapproves any matter of title shown in the Title Commitment or Survey, Seller may, but shall have no obligation to, within five days after its receipt of the Purchaser’s Title and Survey Notice (“Seller’s Election Period”), elect to eliminate or ameliorate to Purchaser’s reasonable satisfaction the disapproved title matters by giving Purchaser written notice (“Seller’s Title and Survey Notice”) of those disapproved title matters, if any, which Seller agrees to so eliminate or ameliorate by the Closing Date.  Any title exception disapproved by Purchaser shall be deemed ameliorated to Purchaser’s reasonable satisfaction to the extent that Seller either causes such exception to be removed from the Title Policy (as defined in section 4.2.3, below)  or to be affirmatively insured over.  If Seller does not elect to, or is unable to, eliminate or ameliorate any disapproved title matters, if Purchaser reasonably disapproves Seller’s Title and Survey Notice, or if Seller fails to timely deliver Seller’s Title and Survey Notice, Purchaser shall have the right, upon delivery to Seller and Escrow Holder, on or before five days following the expiration of Seller’s Election Period, of a written notice, to either: (a) waive its prior disapproval, in which event said disapproved matters shall be deemed approved; or (b) terminate this Agreement and the Escrow (as defined in section 9.1, below).  Failure to take either one of the actions described in subsections (a) and (b), above, shall be deemed to be Purchaser’s election to take the action described in subsection (a), above.  If Purchaser elects to terminate this Agreement as provided in subsection (b), above, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement (except pursuant to any provisions which by their terms survive a termination of this Agreement), the Deposit shall be immediately returned to Purchaser and Purchaser shall immediately return all Property Information to Seller.  Notwithstanding the foregoing, Seller shall cause to be released on or before the Close of Escrow all consensual monetary liens encumbering the Property (other than Permitted Exceptions [defined in section 4.2.3, below], and those created by the actions of Purchaser or its agents, representatives, contractors or employees), except for mechanics’ and materialmen’s liens with respect to which Seller may, in lieu of obtaining releases, at Seller’s sole cost and expense, take such action necessary to have such liens removed as exceptions to the Title Policy or obtain title insurance coverage for such liens.

If any encumbrance or other exception to title arises or is discovered after the delivery of the Title Commitment and Survey (an “Additional Encumbrance”), the party discovering such Additional Encumbrance shall promptly give written notice thereof to the other. No later than five days after delivery of the notice of such Additional Encumbrance, Purchaser shall deliver a new Purchaser’s Title and Survey Notice to Seller specifying whether the Additional Encumbrance is approved or disapproved. In addition, Seller may propose Additional Encumbrances to Purchaser, for Purchaser’s approval. No Additional Encumbrance may be disapproved by Purchaser unless it materially and adversely affects the value of the Real Property, or its use or development as a retail shopping center. If Purchaser objects to the Additional Encumbrance, the parties shall proceed in the same manner as set forth above for disapproved title matters arising from the Title Commitment and Survey. If Purchaser fails to deliver Purchaser’s new Title and Survey Notice within the time specified in this paragraph, Purchaser shall be deemed to have approved the Additional
Encumbrance(s).  After the Effective Date, Seller covenants not to cause Additional Encumbrances to be imposed on the Real Property which shall encumber the Real Property after the Close of Escrow without Purchaser’s prior written consent, not be unreasonably withheld or delayed. Not later than fifteen (15) days prior to the Closing, Seller shall obtain and deliver to Purchaser an updated Survey and updated Title Commitment, dated no earlier than 45 days before the Closing Date. Any new items shown on such updated Survey and/or Title Commitment shall, unless previously disclosed to Purchaser as an Additional Encumbrance, be deemed to be an Additional Encumbrance, which shall be resolved as provided above

4.2.3 Delivery of Title Policy at Closing.  As a condition precedent to the Close of Escrow, the Title Company shall have issued and delivered to Purchaser, or shall have committed to issue and deliver to Purchaser, with respect to the Real Property, an Extended Coverage ALTA Owner’s Policy of Title Insurance (1992 Form) (the “Title Policy”) issued by the Title Company as of the date and time of the recording of the Deed (as defined in section 6.1, below) conveying the Real Property, in the amount of the Purchase Price, insuring Purchaser as owner of good and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions, and in compliance with the title requirements described in Schedule 2.  “Permitted Exceptions” shall mean and include: (a) any lien to secure payment of real estate taxes, including special assessments, not delinquent, (b) all matters which could be revealed or disclosed by a physical inspection or a survey of the Real Property, and matters affecting the Real Property which are created by or with the written consent of Purchaser, (c) the rights of the tenants under the Leases affecting the Real Property, (d) all exceptions disclosed by the Title Commitment or Survey relating to the Real Property which are approved, or deemed approved, by Purchaser in accordance with section 4.2.2 hereof, and (e) all applicable laws, ordinances, rules and governmental regulations (Including, without limitation, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property.

4.3                                 Inspections; Due Diligence Period.

4.3.1 Inspections in General. Commencing from the Effective Date and continuing through and including the Closing Date, Purchaser, its agents and employees shall have a limited license (the “License”) to enter upon the Real Property for the purpose of making non-invasive inspections at Purchaser’s sole risk, cost and expense. Before any such entry, Purchaser shall provide Seller with a certificate of insurance naming Seller as an additional insured, with an insurer and insurance limits and coverage reasonably satisfactory to Seller. All of such entries upon the Real Property shall be at reasonable times during normal business hours and after at least 48 hours’ prior notice to Seller, and Seller or Seller’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Real Property. Notwithstanding anything stated to the contrary herein, Purchaser’s right to inspect any of the occupied space in the Real Property shall be subject to the terms and conditions of the Lease with respect to such space, and such inspections shall not interfere with the rights of tenants. If any inspection or test disturbs the Real Property, Purchaser shall restore the Real Property to the same condition as existed before the inspection or test. Purchaser shall defend, indemnify Seller and hold Seller, Seller’s, shareholders, directors, members, managers, partners, officers, tenants, agents, contractors and employees and the Real Property harmless from and against all losses, costs, damages, claims and liabilities, including but not limited to, mechanics’ and materialmen’s liens and Seller’s attorneys’ fees, arising out of or in connection with Purchaser’s inspection of the Real Property. The License shall be deemed revoked upon termination of this Agreement. The provisions of this section 4.3.1 shall survive the Close of Escrow or the earlier termination of this Agreement. Notwithstanding anything stated to the contrary herein, Purchaser’s rights under this Section 4.3.1 to inspect the Real Property after the Due Diligence Deadline shall not be deemed or construed to extend the Due Diligence Deadline, or give Purchaser any additional rights to terminate this Agreement.

4.3.2 Environmental Inspections. The inspections under section 4.3.1 may include non-invasive Phase I environmental inspections of the Real Property, but no Phase II environmental inspections or other invasive inspections or sampling of soil or materials, including without limitation construction materials, either as part of the Phase I inspections or any other inspections, shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion. If consented to by Seller, the proposed scope of work and the party which shall perform the work shall be subject to Seller’s review and approval, which may be withheld in its sole and absolute discretion.

4.3.3 Termination During Due Diligence Period.  If Purchaser determines, in its sole discretion, before the expiration of the Due Diligence Period, that the Real Property is unacceptable for Purchaser’s purposes, Purchaser shall have the right to terminate this Agreement by giving to Seller notice of termination (“Termination Notice”) before the expiration of the Due Diligence Period, in which event the Deposit shall be immediately refunded to Purchaser, Purchaser shall immediately return all Property Information to Seller and, except for those provisions of this Agreement which expressly survive the termination of this Agreement, the parties hereto shall have no further obligations hereunder. If Purchaser fails to deliver a Termination Notice to Seller and Escrow Holder on or before the expiration of the Due Diligence Period, Purchaser shall be deemed to be satisfied with all aspects of all of the Real Property (other than title and survey matters, which shall continue to be governed by the provisions of section 4.2), including, without limitation, the condition and suitability of all the Real Property for Purchaser’s intended use, and Purchaser shall be obligated to acquire the Real Property in accordance with the provisions of this Agreement.

4.4                                 Tenant and REA Estoppel Certificates. It is a condition precedent to Purchaser’s obligation to consummate this transaction that Seller obtain and deliver to Purchaser, not less than tan (10) business days prior to the Closing Date, estoppel certificates (“Tenant Estoppel Certificates”), dated no earlier than 45 days before the Closing Date, in the form attached as Exhibit H or other form required under each particular Lease, executed by: (a) each of the following named tenants: Bed Bath & Beyond, Borders Books, Marshalls, Circuit City, Sports Authority, Mor Furniture, Carrabbas, Red Robin, Petco, Krispy Kreme, Paul Lee’s Chinese Kitchen (if a lease has then been executed with Paul Lee’s Chinese Kitchen), Village Inn, McDonalds and Peter Piper Pizza and (b) tenants occupying at least 85% of the leased rental floor area of the Real Property, excluding the floor area leased under the leases described in subsection (a), above.  Seller shall diligently attempt to obtain Tenant Estoppel Certificates from all tenants of the Property.

Only with respect to Leases described in subsection (b), above, for which Seller shall not have received and delivered to Purchaser Tenant Estoppel Certificates (not to exceed 15% of the floor area thereof), Seller shall deliver to Purchaser not less than ten (10) business days prior to Closing, in lieu thereof, a Seller’s certificate substantially in the form of Exhibit E (“Seller’s Estoppel Certificate”), for each such Lease.

It is a condition precedent to Purchaser’s obligation to consummate this transaction that Seller obtain and deliver to Purchaser, not less than ten (10) business days prior to the Closing Date, estoppel certificates (“REA Estoppel Certificates”) from each party to any reciprocal easement agreement, declaration, or similar agreement recorded against the Property (each, an “REA”) stating: (a) whether such party knows of any default tinder the REA, and if there are known defaults, specifying the nature thereof; (b) whether to such party’s knowledge the REA has been assigned, modified or amended in any way (and if it has, then stating the nature thereof); and (c)whether to such party’s knowledge, the REA is in full force and effect.

4.5           Contracts. On or before the end of the Due Diligence Period, Purchaser shall notify Seller which of the Contracts Purchaser wishes to assume at Closing, and which of the Contracts

Purchaser wishes Seller to terminate as of the Closing Date. If Purchaser doeS not so notify Seller, Purchaser shall be deemed to have elected to assume all of the Contracts at Closing. Notwithstanding anything stated to the contrary herein, Purchaser shall not be obligated to assume any of Seller’s obligations under, and Seller shall terminate at Close of Escrow, the management and leasing agreement with respect to the Property, if any.

Purchaser acknowledges that Seller and Costco Wholesale Corporation are parties to a Sharing Agreement, as amended (the “Sharing Agreement”), with respect to, inter alia, the Development Agreement dated October 15, 2001, between the City of Avondale and Costco Wholesale Corporation, as amended, recorded on November 5, 2001, in the official records of Maricopa County, Arizona, as Instrument no.  2001-1034469. Neither the Sharing Agreement nor the Development Agreement is a Contract. All rights, duties and obligations of Seller under the Development Agreement and the Sharing Agreement shall remain the rights, duties and obligations of Seller following the Closing Date. Seller shall indemnify and hold Purchaser harmless from any asserted claims against Purchaser arising out of or related to the Development Agreement and/or the Sharing Agreement. Purchaser agrees to reasonably cooperate with Seller so that Seller may exercise all of its rights, duties and obligations under the Development Agreement and/or the Sharing Agreement.

4.6                                 Confidentiality. Before the Close of Escrow or if the Close of Escrow never occurs, the Property Information and all other information, other than matters of public record or matters generally known to the public, furnished to, or obtained through inspection of the Real Property by, Purchaser, its affiliates, lenders, employees, attorneys, accountants and other professionals and agents relating to the Real Property, shall be treated by Purchaser, its affiliates, lenders, employees, attorneys, accountants and other professionals and agents as confidential, and shall not be disclosed to anyone (except as reasonably required in connection with Purchaser’s evaluation of the Real Property) except to Purchaser’s consultants who agree to maintain the confidentiality of such information, and the Property Information shall be returned to Seller by Purchaser if the Close of Escrow does not occur. The terms of this Agreement shall not be disclosed to anyone before the Close of Escrow except to Purchaser’s and Seller’s consultants who agree to maintain the confidentiality of such information. The confidentiality provisions of this section 4.6 shall not apply to any disclosures made by Purchaser or Seller as required by law, by court order, or in connection with any subpoena served upon Purchaser or Seller, although Purchaser and Seller shall provide each other with written notice before making any such disclosure.

5.                                     OPERATIONS AND RISK OF LOSS

5.1           Ongoing Operations. During the pendency of this Agreement, but subject to the limitations set forth below, Seller shall carry on its businesses and activities relating to the Real Property in the same manner as it did before the Effective Date.

5.2                                 New Contracts.  Before the expiration of the Due Diligence Period, Seller may, without Purchaser’s consent, enter into contracts relating to the Real Property, as long as Seller provides Purchaser with written notice of the same not later than ten days prior to the end of the Due Diligence Period.  Following the expiration of the Due Diligence Period, Seller shall not enter into any contract that shall be an obligation affecting the Real Property subsequent to the Close of Escrow (except contracts entered into in the ordinary course of business that are terminable without cause on 30-days’ notice), without the prior consent of the Purchaser.  Purchaser’s consent shall not be unreasonably withheld, and Purchaser shall respond to Seller’s request for Purchaser’s consent within ten days.

5.3                                 Leasing Arrangements.  Before the expiration of the Due Diligence Period, Seller may, without Purchaser’s consent, enter into new leases of space in the Real Property and amendments, expansions and renewals of the Leases, as long as Seller provides Purchaser with prior written notice of the same not less than ten days prior to the end of the Due Diligence Period.  Following the expiration of the Due Diligence Period, Seller may enter into new leases of space in the Real Property and amendments, expansions and renewals of Leases, only with Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Purchaser’s failure to consent to a proposed tenant will not be deemed unreasonable if:  (a) the proposed tenant’s use would violate any REA, any existing exclusive or any prohibited use in any tenant Lease, or otherwise be incompatible with a first class shipping center;  (b)  the proposed minimum rent is less than the minimum rent specified for such space in the Rent Roll; or (c) the proposed lease contains sent concessions which extend beyond the Closing Date which are not reflected on the Rent Roll (unless Seller agrees to give Purchaser a credit at the Close of Escrow for such unexpired concession).  Purchaser shall be deemed to have consented to any new Lease or any Lease amendment, expansion or renewal if it has not notified Seller specifying with particularity the matters to which Purchaser reasonably objects, within five days after its receipt of Seller’s written request for consent, together with a copy of the Lease amendment, expansion or renewal, or the new Lease.  Purchaser acknowledges that Seller is currently in negotiations (including negotiations of letters of intent) for those leases (the “Pending Leases”) described on Schedule 3. Purchaser expressly consents to Seller entering into each of the Pending Leases, provided that the final version of each Pending Lease contains economic terms which are no less favorable to the landlord than those shown on Schedule 3.  At the Close of Escrow, Purchaser shall, with respect to all new Leases that were entered into pursuant to this section 5.3, and with respect to all other Lease amendments, expansions, assume in writing (pursuant to the Assignment of Leases and Contracts and Bill of Sale) Seller’s obligations arising on or after the Closing Date under such new

Leases and Lease amendments, expansions or renewals.

5.4                                      Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened against the Real Property before the Close of Escrow, and risk of loss to the Real Property due to fire, flood or any other cause before the Close of Escrow, shall remain with Seller, If before the Close of Escrow the Real property or any portion thereof shall be materially damaged, or if the Real Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to taking by eminent domain or condemnation, Purchaser may elect not to acquire the Real Property by delivering written notice of such election to Seller within five days after Purchaser learns of the damage or taking, in which event Purchaser shall no longer be obligated to purchase, and Seller shall no longer be obligated to sell, the Real Property. If the Closing Date is within the said five-day period, the Close of Escrow shall be extended to the next business day following the expiration of said five-day period. If no such election is made or if the damage is not material, this Agreement shall remain in full force and effect, the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Close of Escrow, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be paid for such taking, and Seller shall assign, transfer and set over to Purchaser any insurance proceeds that may thereafter be paid for such damage or destruction giving Purchaser a credit at the Close of Escrow for any deductible under such policies.  For purposes of this section 5.4, (i) “Material damage” or “Materially damaged” means damage exceeding $250,000.00, (ii) “material portion” means any portion of the Real Property that has a fair market value exceeding $250,000.00.

The provisions of this section 5.4 hereof shall govern their obligations in the event of damage or destruction to the Real Property or condemnation of all or part of the Real Property.

6.                                     SELLER’S AND PURCHASER’S DELIVERIES

6.1                                 Seller’s Deliveries into Escrow. No later than one business day before or, if it shall not delay the Close of Escrow on, the Closing Date, Seller shall deliver into Escrow (as defined in section 9, below) to the Escrow Holder the following, all in form and substance reasonably acceptable to Purchaser:

(a)                                  Deed.  A special warranty deed (the “Deed”), executed and acknowledged by Seller, conveying to Purchaser Seller’s title to the Real Property;

(b)                                 Assignment of Leases and Contracts and Bill of Sale.  An Assignment of Leases and Contracts and Bill of Sale (“Assignment of Leases and Contracts and Bill of Sale”);

(c)                                  State Law Disclosures.  Any such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Real Property;

(d)                                 Non-Foreign Certificate.  A Non-foreign Certificate executed by Seller;

(e)                                  Certificates of Insurance.  Certificates of insurance of tenants under the Leases, as required by the Leases;

(f)                                    Vacancy Escrow Agreement.  Three (3) counterparts of a Vacancy Escrow Agreement (as defined in section 7.1(f)), executed by Seller;

(g)                                 Obligation to Purchase and Right of First Refusal Agreement.  An Obligation to Purchase and Right of First Refusal Agreement executed by Seller, in the form of Exhibit G, attached hereto (the “Pad Agreement”);

(h)                                 Notice to Other Owners.  Five counterparts of a Notice to Other Owners, executed by Seller, which shall, under section 11.17 of the Construction, Operation and Easement Agreement among Seller, Costco Wholesale Corporation and Harkins Phoenix Cinemas, L.L.C., recorded on November 5, 2001, in the official records of Maricopa County, Arizona, as instrument no. 2001-1034470, as amended by the First Amendment of Construction, Operation and Reciprocal Agreement dated December 31, 2003, recorded on January 6, 2004, in the official records of Maricopa County, Arizona, as instrument no. 2004-0013091 (collectively, the “OEA”), release Seller from unaccrued obligations under the OEA from and after the Closing Data (the “Notice to Owners”); and

(i)                                     Additional Documents.  Any additional documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

6.2                                 Purchaser’s Deliveries into Escrow.  No less than one business day before or, if it shall not delay the Close of Escrow on, the Closing Date, Purchaser shall deliver into Escrow to the Escrow Holder the following:

(a)                                  Purchase Price.  The Purchase Price, less the Deposit that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Holder in immediate, same-day federal funds wired for credit into the Escrow Holder’s escrow account;

(b)                                 Assignment of Leases and Contracts and Bill of Sale.  An Assignment of Leases and Contracts and Bill of Sale executed by Purchaser;

(c)                                  Vacancy Escrow Agreement.  Three (3) counterparts of a Vacancy Escrow Agreement, executed by Purchaser;

(d)                                 Pad Agreement.  Pad Agreement, executed by Purchaser;

(e)                                  Notice to Owners.  Five counterparts of the Notice to Owners, executed by Purchaser;

(f)                                    State Law Disclosures.  Any such disclosures and reports as are required by applicable state and local law to be provided by purchasers in connection with the conveyance of the Real Property; and

(g)                                 Additional Documents.  Any additional documents that Escrow Holder or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

6.3                                 Closing Statements/Escrow Fees; Tenant Notices.  Concurrently with the Close of Escrow, Seller and Purchaser shall deposit with the Escrow Holder executed closing statements consistent with this Agreement in the form required by the Escrow Holder.  Seller and Purchaser shall execute, at the Close of Escrow, and Purchaser shall deliver to each tenant immediately after the Close of Escrow, tenant notices regarding the sale of the Real Property.

6.4                                 Post-Closing Deliveries.  Immediately after the Close of Escrow, to the extent in Seller’s possession, Seller shall deliver to Purchaser:  the original Leases; copies or originals of the Contracts, receipts for deposits, and unpaid bills; all keys, if any, used in the operation of the Real Property; and, if in Seller’s possession or control, any “as-built” plans and specifications of the Improvements.  Seller shall instruct its property manager to deliver to Purchaser any of the foregoing which is in its property manager’s possession or control.

7.                                     CONDITIONS TO PURCHASER’S AND SELLER’S OBLIGATIONS.

7.1                                 Conditions to Purchaser’s Obligations. The Close of Escrow and Purchaser’s obligation to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Purchaser’s benefit (or Purchaser’s waiver thereof, as Purchaser may waive any or all of such conditions) on or before the Closing Date or on the dates designated below for the satisfaction of such conditions:

(a)                                  All of Seller’s representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, subject to any qualifications hereafter made to any of Seller’s representations as provided for in section 11.1 hereof;

(b)                                 As of the Closing Date, Seller shall have performed its obligations hereunder and all deliveries to be made at Close of Escrow by Seller shall have been tendered, including but not limited to Seller having obtained and delivered to Purchaser the Tenant Estoppel Certificates, Seller Estoppel Certificate and REA Estoppel Certificates described in section 4.4, above and Seller having delivered to Purchaser the audit representation letter described in section 15.19;

(c)                                  There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller, that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement;

(d)                                 There shall exist no pending or threatened action, suit or proceeding with respect to Seller before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby; and

(e)                                  As of the Closing Date, construction which is landlord’s obligation with respect to the Leases therefor shall have been completed as required under such Leases.  Said construction shall be completed in accordance with all the plans and specifications therefor as accepted by the City of Avondale, Arizona.  If and to the extent of landlord’s obligation under the pertinent Lease, Seller shall be solely liable for any and all “punch list” items.  If such items are not completed as of the Closing Date, Seller shall deposit into the Vacancy Escrow Account an amount reasonably estimated by Seller and Purchaser for completion of such items, to be disbursed upon completion of such work and delivery to Purchaser and the Escrow Agent of estoppel certificates, certificates of occupancy and other evidence reasonably requested by Seller, Purchaser and/or Escrow Holder.

(f)                                    As of the Closing Date, one hundred percent (100%) of the gross leasable area of the Property is leased to tenants who have commenced and are current in their payment of minimum rent under their respective Leases, and have not filed for bankruptcy or other relief from creditors (the “Minimum Occupancy Level”).  Notwithstanding the foregoing, if, on the Closing Date, the Minimum Occupancy Level is not met, the requirements of the preceding sentence shall be deemed to be satisfied if all of the following requirements are met:  (i) at least eighty five percent (85%) of the gross leaseable area of the Property is leased to tenants who have commenced and are current in their payment of minimum rent under their respective Leases, and have not filed for bankruptcy or other relief from creditors; and (ii) on the Closing Date, Seller shall deposit into an account to be held and administered by the Escrow Holder (the “Vacancy Escrow Account”) pursuant to a Vacancy Escrow Agreement in the form attached as Exhibit G (the “Vacancy Escrow Agreement”) an amount for each square foot of the Property which doesn’t meet the Minimum Occupancy Level, equal to the sum of :

(A)                Eighteen (18) months of minimum rent calculated at the minimum rent rates for each such space as shown on the Rent Roll;

(B)                  Eighteen (18) months of real estate tax, common area expenses, and insurance calculated at $4.00 per square foot;

(C)                  Leasing commissions, calculated at $5.00 per square foot; and

(D)                 Tenant improvement allowances, calculated at $25.00 per square foot (if the vacant space is raw) or $5.00 per square foot (if the vacant space has previously been improved).

Notwithstanding the foregoing, if, as of the Closing Date, there are tenant spaces for which Leases have been executed but the tenant has not yet commenced payment of minimum rent under its respective Lease, then the amounts specified in items (A)–(D) above shall be adjusted to reflect the actual amounts of such items per the tenant’s Lease.  If any such Lease provides for concessions (such as abated rent) which is not reflected on the Rent Roll, and which concession hasn’t been fully earned prior to the Closing Date, Purchaser shall receive a credit equal to the portion of the concession which is unearned as of the Closing Date. Following the Closing Date, the amounts deposited into the Vacancy Escrow Account shall be disbursed by the Escrow Holder pursuant to the terms and conditions of the Vacancy Escrow Agreement.

(g)                  As of the Closing Date, all of the tenants listed on the Rent Roll whose demised premises are 14,000 or more square feet (the “Major Tenants”) shall be open for business in all or substantially all of their demised premises, have commenced and are current in their payment of minimum rent under their respective Leases, and have not filed for bankruptcy or other relief from creditors.

(h)                  As of the Closing Date, the updated Survey and updated Title Commitment to be delivered by Seller to Purchaser shall disclose no Additional Encumbrances which have not been resolved pursuant to section 4.2.2, above.

(i)                      If the Real Property cannot be legally conveyed to Purchaser without first obtaining approval by the City of Avondale, County of Maricopa or other municipal authority of a “Final Plat,” “Plat of Subdivision,” “lot line adjustment” or similar document (in each case, a “Subdivision Plat”) then it is a condition precedent to Purchaser’s obligation to consummate this transaction that Seller obtain final and unconditional approval of the Subdivision Plat, at Seller’s sole cost and expense, prior to the Closing Date. Purchaser shall fully cooperate with Seller’s efforts to obtain municipal approval of the Subdivision Plat, at no cost or expense to Purchaser.  Seller shall provide Purchaser with copies of all correspondence, applications and other submissions to the municipal authorities, and shall otherwise regularly apprise Purchaser of the status of approval of the Subdivision Plat.

If, notwithstanding the nonsatisfaction of any such condition, the Close of Escrow occurs, there shall be no liability on the part of Seller for breaches of representations and warranties of which Purchaser had knowledge as of the Close of Escrow.

7.2                                 Conditions to Seller’s Obligations. The Close of Escrow and Seller’s obligations to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions for Seller’s benefit (or Seller’s waiver thereof, as Seller may waive any or all of such conditions) on or before the Closing Date or the dates designated below for the satisfaction of such conditions:

(a)                                  All of Purchaser’s representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing Date;

(b)                                 As of the Closing Date, Purchaser has performed its obligations hereunder and all deliveries to be made at Close of Escrow by Purchaser shall have been tendered including, without limitation, the deposit with Escrow Holder of the amounts set forth in section 6.2(a) hereof;

(c)                                  There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Purchaser, that would materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement; and

(d)                                 There shall exist no pending or threatened action, suit or proceeding with respect to Purchaser before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby.

8.                                    CLOSE OF ESCROW; POSSESSION.

8.1                                 “Close of Escrow” shall mean the recording of the Deed in the official records of Maricopa County, and Seller’s receipt of the Purchase Price and the other amounts due Seller in accordance with the provisions of section 9.1(b) hereof.  The Escrow and Purchaser’s right to purchase the Real Property shall terminate automatically if the Close of Escrow does not occur on or before the Closing Date.

8.2                                 Sole exclusive possession of the Real Property, subject

only to the Permitted Exceptions, shall be delivered to Purchaser on the Closing Date.

9.                                 ESCROW.

9.1                                 Closing. The escrow (the “Escrow”) for the consummation of this transaction shall be established, with Escrow Holder at the address indicated in section 15.1 hereof by the deposit of a fully executed counterpart of this Agreement with Escrow Holder.  Escrow Holder shall immediately execute and date the acceptance by Escrow Holder attached to this Agreement and deliver a counterpart thereof to Purchaser and Seller, specifying the date Escrow is opened.  This Agreement shall constitute both an agreement between Purchaser and Seller, and escrow instructions for Escrow Holder. If Escrow Holder requires separate or additional escrow instructions which it deems necessary for its protection, Seller and Purchaser shall promptly, upon request by Escrow Holder, execute and deliver to Escrow Holder such separate or additional escrow instructions (the “Additional Instructions”). In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail and govern. The Additional Instructions shall not modify or amend the provisions of this Agreement unless otherwise agreed to in writing by Seller and Purchaser.

On the Closing Date, if the conditions set forth in sections 7.1 and 7.2 hereof have been satisfied or waived, Escrow Holder shall take the following actions in the order indicated below:

(a)                                  With respect to all closing documents delivered to Escrow Holder hereunder, to the extent necessary, Escrow Holder is authorized to insert, into all blanks requiring the insertion of dates, the date of the recordation of the Deed or such other date as Escrow Holder may be instructed in writing by Seller and Purchaser;

(b)                                 Simultaneously, record the Deed in the official records of Maricopa County, and deliver to Seller, in immediate, same-day federal funds, the Purchase Price, plus or minus, as the case may be, the amounts determined in accordance with the provisions of section 10 hereof, Purchaser’s signed counterparts of the Assignment of Leases and Contracts and Bill of Sale, the Vacancy Escrow Agreement and the Pad Agreement, and a conformed copy of the recorded Deed;

(c)                                  Deliver to Purchaser a counterpart of those items referred to in section 6.1 hereof and a conformed copy of the recorded Deed;

(d)                                 Cause the Title Company to issue the Title Policy for the Real Property in accordance with the provisions of section 4.2.3 hereof;

(e)                                  Deliver to Seller and Purchaser a final closing statement which has been certified by Escrow Holder to be true and correct; and

(f)                                    Deliver an original counterpart of the Owner’s Notice to each of Costco, Harkins, Bank of America and Desert Taco, in the manner required under the QEA.

9.2                                 Escrow and Title Charges.

(a)                                  Upon the Close of Escrow, escrow charges, title charges and other closing costs shall be allocated between Seller and Purchaser as follows:

(i)                                     Seller shall pay:  (A) the premium for a standard ALTA title policy, (B) the cost of recording the Deed, (C) one-half of any escrow fees or similar charges of Escrow Holder, (D) all sales, gross receipts, compensating, stamp, excise, documentary, transfer, deed or similar taxes or fees (City, County and State) payable in connection with the consummation of the transactions contemplated by this Agreement, and (E) all costs incurred in connection with obtaining, updating or recertifying the Survey.

(ii)                                  Purchaser shall pay:  (A) one-half of any escrow fees or similar charges of Escrow Holder, (B) the premium and any additional costs (including any survey costs) for extended ALTA coverage (additional to the premium for standard ALTA coverage) and the cost of any endorsements to the Title Policy, if required by Purchaser, and (C) all costs incurred in connection with Purchaser’s environmental or other inspections of the Real Property.

(iii)                               Except to the extent otherwise specifically provided herein, all other expenses incurred by Seller and Purchaser with respect to the negotiation, documentation and closing of this transaction, including, without limitation, Purchaser’s and Seller’s attorneys’ fees, shall be borne and paid by the party incurring same.

(b)                                 If the Close of Escrow does not occur by reason of Purchaser’s or Seller’s default under this Agreement, all escrow and title charges (including cancellation fees) shall be borne by the party in default.

9.3                                 Procedures Upon Failure of Condition. Except as otherwise expressly provided herein, if any condition set forth in sections 7.1 or 7.2 hereof is not timely satisfied or waived for a reason other than the default of Purchaser or Seller in the performance of its respective obligations under this Agreement:

(a)                                  This Agreement, the Escrow and the respective rights and obligations of Seller and Purchaser hereunder shall terminate (other than the indemnity and insurance obligations of Purchaser set forth in sections 4.3.1 and 14 hereof, and the confidentiality provisions of section 4.6 hereof which shall survive such termination) at the written election of the party for whose benefit such condition was imposed, which written election must be made (i) within five days after the date such condition was to be satisfied, or (ii) on the date the Close of Escrow occurs, whichever occurs first;

(b)                                 Escrow Holder shall promptly return to Purchaser all funds of Purchaser in its possession, including the Deposit and all interest accrued thereon, and shall promptly return and to Seller and Purchaser all documents deposited by them respectively, which are then held by Escrow Holder;

(c)                                  Purchaser shall return to Seller the Property Information; and

(d)                                 Any escrow cancellation and title charges shall be borne equally by Seller and Purchaser.

10.                           PRORATIONS.

Each proration hereinafter provided to be made as of the Close of Escrow shall be made as of the end of the day before the Closing Date. In each proration set forth below, the portion thereof applicable to periods beginning as of Close of Escrow shall be credited to Purchaser or charged to Purchaser as applicable, and the portion thereof applicable to periods ending as of Close of Escrow shall be credited to Seller or charged to Seller as applicable.

10.1                           Rent. All rent (including, without limitation, all minimum rents, additional rents and retroactive rents, but excluding tenant reimbursements for Operating Costs (as defined in section 10.2, below)) and all other income (collectively, the “Rents”) collected under Leases in effect on the Closing Date shall be prorated as of the Close of Escrow on an accrual basis. Any Rents which are in arrears as of the Close of Escrow to the extent payable for the period before the Close of Escrow, shall remain the property of Seller.  Purchaser shall apply Rent from tenants that are collected within 12 months after the Close of Escrow, (a) first, to Rents which are due to Purchaser after the Close of Escrow, and (b) second, to Rents which were due to Seller on or before the Close of Escrow.  Purchaser shall make reasonable efforts, without suit, to collect any Rents applicable to the period before the Close of Escrow including, without limitation, sending to tenants bills for the payment of past-due Rents during the first 12-month period following the Closing Date.  Seller may pursue collection of any Rents that were past-due as of the Closing Date, but Seller shall have no right to terminate any Lease or any tenant’s occupancy under any Lease in connection therewith.

10.2                           Operating Costs and Additional Rent Reconciliation. Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses

(collectively, “Operating Costs”) in connection with the ownership, operation, maintenance and management of the Real Property. To the extent that any additional rent (including, without limitation, estimated payments for Operating Costs) is paid by tenants to the landlord under the Leases based on an estimated payment basis (monthly, quarterly or otherwise) for which a future reconciliation of actual Operating Costs to estimated payments is required to be performed at the end of a reconciliation period, Purchaser and Seller shall make an adjustment at the Close of Escrow for the applicable reconciliation period (or periods, if the Leases do not have a common reconciliation period) based on a comparison of the actual Operating Costs as of the Close of Escrow to the estimated payments as of the Close of Escrow. If, as of the Close of Escrow, Seller has received additional rent payments in excess of the amount that tenants shall be required to pay, based on the actual Operating Costs as of the Close of Escrow, Purchaser shall receive a credit in the amount of such excess. If, as of the Close of Escrow, Seller has received additional rent payments that are less than the amount that tenants would be required to pay based on the actual Operating Costs as of the Close of Escrow, Seller shall receive a credit in the amount of such deficiency. Operating Costs that are not payable by tenants either directly or reimbursable under the Leases shall be prorated between Seller and Purchaser and shall be reasonably estimated by the parties if final bills are not available.

10.3                           Taxes and Assessments.  Real estate taxes and personal property taxes on the Property, including without limitation installments of general, special or betterment assessments on the Property (“Taxes”), shall be prorated based upon the period (i.e., calendar or other tax fiscal year) to which some are attributable, regardless of whether or not any such Taxes are then due and payable or are a lien.  Seller shall pay at or prior to Closing (or Purchaser shall receive credit for) any unpaid Taxes attributable to periods prior to the Closing Date (whether or not than due and payable or a lien as aforesaid) . Seller shall receive credit for any previously paid or prepaid Taxes attributable to periods from and after the Closing Date. In the event that as of the Closing Date the actual tax bills for the tax year or years in question are not available and the amount of Taxes to be prorated as aforesaid cannot be ascertained, then rates, millages and assessed valuation of the previous year, with known changes, shall be used; and after the Closing Date and when the actual amount of Taxes for the year or years in question shall be determinable, such Taxes will be reprorated between the parties to reflect the actual amount of such Taxes.

10.4                           [Intentionally Omitted.]

10.5                           Tenant Deposits.  All tenant security deposits reflected in Leases or disclosed in Tenant Estoppel Certificates and not theretofore applied to tenant obligations under the Leases shall be transferred or credited to Purchaser at the Close of Escrow.  As of the Close of Escrow, Purchaser shall assume

Seller’s obligations related to tenant security deposits. Purchaser shall indemnify, defend and hold Seller harmless from and against all demands and claims made by tenants arising out of the transfer or disposition of any security deposits and shall reimburse Seller for all attorneys’ fees incurred or that may be incurred as a result of any such claims or demands as well as for all losses, expenses, verdicts, judgments, settlements, interest, costs and other expenses incurred or that may be incurred by Seller as a result of any such claims or demands by tenants.

10.6                           Utilities and Utility Deposits.  Utilities for the Real Property (excluding utilities for which payment is made directly by tenants), including, without limitation, water, sewer, electric and gas, based upon the last reading of meters before the Close of Escrow, shall be prorated.  Seller shall endeavor to obtain meter readings on the day before the Closing Date.  If such readings are obtained, there shall be no proration of such items, Seller shall pay at Close of Escrow the bills therefor for the period to the day before the Close of Escrow, and Purchaser shall pay the bills therefor for the period subsequent thereto.  If the utility company shall not issue separate bills, Purchaser shall receive a credit against the Purchase Price for Seller’s portion and shall pay the entire bill before delinquency after Close of Escrow.  If Seller has paid utilities no more than 30 days in advance in the ordinary course of business, Purchaser shall be charged its portion of such payment at Close of Escrow.  Purchaser shall be responsible for paying any security deposits required by utility companies providing service to the Real Property.

10.7                           December Stub Period.  Purchaser shall receive a credit at the Close of Escrow for the “December Stub Period” amounts for minimum rent and CAM Expenses for the Unoccupied Spaces, as all such terms are defined in the Vacancy Escrow Agreement.

10.8                           Percentage Rents.  Percentage rents (“Percentage Rents”) actually collected for the month in which the Close of Escrow occurs shall be prorated as of the Closing Date. Percentage Rents due after the Close of Escrow shall not be prorated.  Nevertheless, after Purchaser has completed any reconciliation of actual Percentage Rents payable and estimated Percentage Rents paid by tenants, and all reconciled amounts have been paid by tenants, a reconciliation shall be made between Seller and Purchaser with respect to such Percentage Rents. Pursuant to such reconciliation, Seller and Purchaser shall each be entitled to its proportionate share of all Percentage Rents paid for the subject Lease year used to calculate each tenant’s Percentage Rents (less any out-of-pocket costs incurred in collecting said amounts, which shall belong to Purchaser) based on the number of days of such year during which Seller and Purchaser owned the Property (and adjusted for any amount of Percentage Rent prorated at Close of Escrow or received by Seller or Purchaser). As used in this section, “Percentage Rents” shall not include and shall have deducted from such Percentage Rent amount any “base” or “minimum” rent component which is payable each month (regardless of actual sales), “base” or “minimum” rent component shall be prorated or otherwise handled in the manner provided in this Agreement. Purchaser shall make reasonable efforts, without suit, to collect all Percentage Rents payable after the Close of Escrow and relating to the period before the Close of Escrow, and all Percentage Rents which are delinquent as of the Close of Escrow, including, without limitation, sending to tenants bills for the payment of the same. Seller may pursue collection of all Percentage Rents payable after the Close of Escrow and relating to the period before the Close of Escrow and all Percentage Rents which are delinquent as of the Close of Escrow, although Seller shall have no right to terminate any Lease or any tenant’s occupancy under any Lease in connection therewith.

10.9                           Final Adjustment After Closing.  If final prorations cannot be made at the Close of Escrow for any item being prorated under this section 10, as long as Purchaser or Seller identifies any such proration (“Post-Closing Proration”) in writing before the Close of Escrow, Purchaser and Seller shall allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Close of Escrow (but in no event later than 90 days after the Close of Escrow, except that adjustments arising from Percentage Rants under section 10.8 hereof shall not be subject to such 90-day limitation, but shall be made as soon as reasonably possible).  Operating Costs shall be a Post-Closing Proration. Payments in connection with the final adjustment shall be due no later than 100 days after the Close of Escrow, except that adjustments arising from Percentage Rents under section 10.8 hereof shall not be subject to such 100-day limitation, but shall be made as soon as reasonably possible. Seller shall have reasonable access to, and the right to inspect and audit, Purchaser’s books to confirm the final prorations for a period of one year after the Close of Escrow. Notwithstanding anything to the contrary stated in this section 10, except for any reconciliation arising out of Percentage Rents under section 10.8 hereof and except for any Post-Closing Prorations (which must be determined and paid within 100 days after the Close of Escrow), all prorations made under this section 10 shall be final as of the Close of Escrow and shall not be subject to further adjustment (whether due to an error or for any other reason) after the Close of Escrow.

11.                               SELLER’S REPRESENTATIONS AND WARRANTIES; AS-IS.

11.1                           Seller’s Representations and Warranties. In consideration of Purchaser’s entering into this Agreement and as an inducement to Purchaser to purchase the Real Property from Seller, Seller makes the following representations and warranties to Purchaser, as of the Effective Date:

(a)   (i)       Seller has the legal right, power and authority to enter into this Agreement and the instruments described herein, and to consummate the transaction contemplated hereby;

(ii)       All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with the entering into this Agreement and the instruments described herein, and the consummation of the transaction contemplated hereby. No consent of any partner, shareholder, trustee, member, manager, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required;

(iii)      The individuals executing this Agreement and the instruments described herein on behalf of Seller and the partners of Seller, if any, have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof;

(iv)     This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of, and enforceable against, Seller in accordance with their terms; and

(v)      The execution and delivery of this Agreement and the documents and instruments described herein, the incurrence of the obligations set forth herein, the consummation of the transaction contemplated herein, the compliance with the terms of this Agreement and the documents and instruments referenced herein do not and shall not conflict with or result in the material breach of any term, condition or provision of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, articles of organization, operating agreement, lease or other agreement or instrument to which Seller is a party, affecting Seller or affecting the Property;

(b)                   To Seller’s actual knowledge, Seller has not received any written notice that either the Property or Seller, or both, are subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable laws pertaining to health or the environment;

(c)                    To Seller’s actual knowledge, the Rent Roll and the copies of the Leases delivered to Purchaser are true, current and complete copies thereof.  There may, however, be minor variances in the copies of Leases resulting from copier errors. Seller shall correct any mistakes in the Lease copies due to copier errors within a reasonable time after becoming aware of such errors;

(d)                   Seller has no actual knowledge that the Real Property has been contaminated by, or used for the storage or disposal of, any hazardous substances, hazardous waste or petroleum which, as of the Effective Date, is required by any governmental entity to be remediated;

(e)                                  Seller has no actual knowledge of any pending litigation (including, without limitation, any condemnation or notice of condemnation) affecting or related to the Property;

(f)                                    Seller has no actual knowledge of any governmental violations with respect to the Property, or that the interior and exterior structures are not in a good state of repair, free of leaks, structural problems and mold, or that the Property is not in compliance with federal, state, city and county ordinances, environmental laws and concerns;

(g)                                 no tenant under a Lease has a lease term that exceeds the lease term stated in its Lease, nor does any tenant under a Lease, except as set forth in its Lease, have an option or right of first refusal to purchase or extend; and

(h)                                 Purchaser shall have no obligation whatever regarding the construction described in section 7.1(e), above.

For purposes of this section 11.1, the phrase “To Seller’s Actual Knowledge” shall mean the actual (and not implied, imputed or constructive) knowledge of Jeff Allen (whom the Seller represents is the vice president of the managing member of the managing member of Seller), without any inquiry or investigation of any other parties, including, without limitation, the tenants and the property manager of the Real Property.

The representations and warranties made by Seller in this Agreement shall survive the recordation of the Deed for a period of 12 months and any action for a breach of Seller’s representations or warranties must be made and filed within said 12-month period. If, after the Effective Date, but before the Close of Escrow, Seller becomes aware of any facts or changes in circumstances that would cause any of its representations and warranties in this Agreement to be untrue at Close of Escrow, Seller may notify Purchaser in writing of such fact. In such case, or if Purchaser obtains information which would cause any of Seller’s representations and warranties to be untrue at Close of Escrow, Purchaser, as its sole and exclusive remedy, shall have the right, chosen in a writing from Purchaser to Seller no later than three business days after Seller shall have so notified Purchaser or Purchaser shall have obtained such information, to either (i) terminate this Agreement, in which case the Deposit shall be immediately returned to Purchaser and neither party shall have any rights or obligations under this Agreement (except for sections 4.3.1 and 15.5 which survive termination of this Agreement), or (ii) accept a qualification to Seller’s representations and warranties as of the Close of Escrow and complete the purchase and sale of the Property without any rights to recovery for breach of the unqualified representation and warranty. Failure of Purchaser so to elect either subsection (i) or (ii), above, shall be deemed to be Purchaser’s election to take the action described in subsection (ii), above. If, however, Seller’s representations and warranties shall be untrue at the Close of Escrow because of Seller’s intentional misrepresentation, in lieu of the remedies described in subsections (i) and (ii), above, within three business days after Purchaser’s becoming aware of the same, upon written notice from Purchaser to Seller, Seller shall be in default under this Agreement. Other than as set forth in the three immediately preceding sentences, if Purchaser proceeds with the Close of Escrow, Purchaser shall be deemed to have expressly waived all remedies for the breach of any representation or warranty discovered by Purchaser before the Close of Escrow.

11.2                           As-Is.  As of the expiration of the Due Diligence Period, Purchaser shall have:

(a)                                  examined and inspected the Property, and shall know and be satisfied with the physical condition, quality, quantity and state of repair of the Property in all respects (including, without limitation, the compliance of the Real Property with the Americans With Disabilities Act of 1990 Pub.L. 101-336, 104 Stat. 327 (1990), and any comparable local or state laws, as amended (collectively, the “ADA”)), and by proceeding with this transaction following the expiration of the Due Diligence Period shall be deemed to have determined that the same is satisfactory to Purchaser;

(b)                                 reviewed the Property Information and all instruments, records and documents which Purchaser deems appropriate or advisable to review in connection with this transaction, including, without limitation, all architectural drawings, plans, specifications, surveys, building and occupancy permits, and any licenses, leases, contracts, warranties and guaranties relating to the Real Property or the business conducted thereon, and Purchaser, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to Purchaser;

(c)                                  reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property, and Purchaser, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to Purchaser; and

(d)                                 at its own cost and expense, made its own independent investigation respecting the Property and all other aspects of this transaction, and shall have relied thereon and on the advice of its consultants in entering into this Agreement, and Purchaser, by proceeding with this transaction following the expiration of the Due Diligence Period, shall be deemed to have determined that the same are satisfactory to Purchaser.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN SECTION 11.1 OF

THIS AGREEMENT AND ANY WARRANTIES OF TITLE CONTAINED IN THE DEED DELIVERED AT THE CLOSE OF ESCROW (“SELLER’S WARRANTIES”), THIS SALE IS MADE AND SHALL BE MADE WITHOUT REPRESENTATION, COVENANT OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER SHALL ACCEPT THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER’S WARRANTIES. EXCEPT FOR SELLER’S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY AND THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE ADA) . PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S WARRANTIES, PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE AND LEGAL CONDITION OF THE PROPERTY AND THAT PURCHASER IS NOT NOW RELYING, AND SHALL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER’S BEHALF CONCERNING THE PROPERTY. ADDITIONALLY, PURCHASER AND SELLER HEREBY AGREE THAT (A) EXCEPT FOR SELLER’S WARRANTIES, PURCHASER IS TAKING THE PROPERTY “AS IS” WITH ALL LATENT AND PATENT DEFECTS AND THAT EXCEPT FOR SELLER’S WARRANTIES, THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE, (B) EXCEPT FOR SELLER’S WARRANTIES, PURCHASER IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY, AND (C) PURCHASER TAKES THE PROPERTY UNDER THIS AGREEMENT UNDER THE EXPRESS UNDERSTANDING THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, EXCEPT FOR SELLER’S WARRANTIES.

WITH RESPECT TO THE FOLLOWING, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER SHALL NOT HAVE ANY LIABILITY, OBLIGATION OR RESPONSIBILITY OF ANY KIND AND THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND:

THE CONTENT OR ACCURACY OF ANY REPORT, STUDY, OPINION OR CONCLUSION OF ANY SOILS, TOXIC, ENVIRONMENTAL OR OTHER ENGINEER OR OTHER PERSON OR ENTITY WHO HAS EXAMINED THE PROPERTY OR ANY ASPECT THEREOF;

THE CONTENT OR ACCURACY OF ANY OF THE ITEMS (INCLUDING, WITHOUT LIMITATION, THE PROPERTY INFORMATION) DELIVERED TO PURCHASER PURSUANT TO PURCHASER’S REVIEW OF THE CONDITION OF THE PROPERTY; AND

THE CONTENT OR ACCURACY OF ANY PROJECTION, FINANCIAL OR MARKETING ANALYSIS OR OTHER INFORMATION GIVEN TO PURCHASER BY SELLER OR REVIEWED BY PURCHASER WITH RESPECT TO THE PROPERTY.

PURCHASER IS A SOPHISTICATED REAL ESTATE INVESTOR AND IS, OR

SHALL BE AS OF THE CLOSE OF ESCROW, FAMILIAR WITH THE REAL PROPERTY AND ITS SUITABILITY FOR PURCHASER’S INTENDED USE. THE PROVISIONS OF THIS SECTION 11.2 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE DOCUMENTS EXECUTED AT CLOSE OF ESCROW.

/s/ [ILLEGIBLE]
PURCHASER’S INITIALS

12.                             PURCHASER’S COVENANTS, REPRESENTATIONS AND WARRANTIES; RELEASE.

In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Real Property to Purchaser, Purchaser makes the following covenants, representations and warranties;

12.1                           Authority.  Purchaser has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized and no other action by Purchaser is requisite to the valid and binding execution, delivery and performance of this Agreement, except as otherwise expressly set forth herein.  There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement.

12.2                           Release.  By proceeding with this transaction following the expiration of the Due Diligence Period, Purchaser shall be deemed to have made its own independent investigation of the Property, the Property Information and the presence of Hazardous Materials on the Real Property as Purchaser deems appropriate. Accordingly, subject to the representations and warranties of Seller expressly set forth in section 11.1 hereof, Purchaser, on behalf of itself and all of its officers, directors, partners, shareholders, members, managers, employees, representatives and affiliated entities (collectively, the “Releasors”), hereby expressly waives and relinquishes all rights and remedies Releasors may now or hereafter have against Seller, its successors and assigns, officers, directors, partners, shareholders, members, managers, employees, representatives and affiliated entities (the “Seller Parties”), whether known or unknown, which may arise from or be related to:  (a) the physical condition, quality, quantity and state of repair of the Real Property, and the prior management and operation of the Real Property, (b) the Property Information, (c) the Real Property’s compliance or lack of compliance with any federal, state or local laws or regulations, and (d) any past, present or future presence or existence of Hazardous Materials on, under or about the Real Property, and with respect to any past, present or future violation of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, (i)  all rights and remedies Raleasors may now or hereafter have under the Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), the Superfund

Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, each as amended, and any similar state, local or federal environmental law, rule or regulation, and (ii) all claims, whether known or unknown, now or hereafter existing, with respect to the Real Property under section 107 of CERCLA (42 U.S.C.A. §9607) . As used herein, the term “Hazardous Material (s)” includes, without limitation, any hazardous or toxic materials, substances or wastes, such as (1) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive, and which are regulated by any local governmental authority or any agency of the United States government, (2) any other material, substance or waste which is defined or regulated as a hazardous material, extremely hazardous material, hazardous waste or toxic substance pursuant to any laws, rules, regulations or orders of the United States government, or any local governmental body, (3) asbestos, (4) petroleum and petroleum based products, (5) formaldehyde, (6) polychlorinated biphenyls (PCBs), and (7) freon other chlorofluorocarbons.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER, ON BEHALF OF ITSELF AND THE OTHER RELEASORS, HEREBY ASSUMES ALL RISK AND LIABILITY RESULTING OR ARISING FROM, OR RELATING TO THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE PROPERTY.

THE FOREGOING WAIVERS, RELEASES AND AGREEMENTS BY PURCHASER, ON BEHALF OF ITSELF AND THE RELEASORS, SHALL SURVIVE THE CLOSE OF ESCROW AND THE RECORDATION OF THE DEED, AND SHALL NOT BE DEEMED MERGED INTO THE DEED UPON ITS RECORDATION.

13.                             DEFAULT AND DAMAGES.

13.1                           DEFAULT BY PURCHASER.  PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IF THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO A PURCHASER DEFAULT (ALL OF THE CONDITIONS TO PURCHASER’S OBLIGATIONS TO CLOSE HAVING BEEN SATISFIED OR WAIVED), SELLER SHALL SUFFER DAMAGES IN AN AMOUNT WHICH SHALL, DUE TO THE SPECIAL NATURE OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THE SPECIAL NATURE OF THE NEGOTIATIONS WHICH PRECEDED THIS AGREEMENT, BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ASCERTAIN. IN ADDITION, PURCHASER WISHES TO HAVE A LIMITATION PLACED UPON THE POTENTIAL LIABILITY OF PURCHASER TO SELLER IF THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO A PURCHASER DEFAULT, AND WISHES TO INDUCE SELLER TO WAIVE OTHER REMEDIES WHICH SELLER MAY HAVE IN THE EVENT OF A PURCHASER DEFAULT. PURCHASER AND SELLER, AFTER DUE NEGOTIATION, HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER SHALL SUSTAIN IN THE EVENT OF SUCH PURCHASER DEFAULT. PURCHASER AND SELLER HEREBY AGREE THAT SELLER MAY, IF THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO A PURCHASER DEFAULT, TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO PURCHASER AND ESCROW HOLDER, CANCEL THE ESCROW AND RECEIVE OR RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, AND ESCROW HOLDER SHALL IMMEDIATELY DELIVER (UNLESS IT HAS ALREADY DONE SO) THE DEPOSIT TO SELLER. SUCH RETENTION OF THE DEPOSIT BY

SELLER IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AMD SHALL NOT BE DEEMED TO CONSTITUTE A FORFEITURE OR PENALTY.

NOTHING IN THIS SECTION 13.1 SHALL (A) PREVENT OR PRECLUDE ANY RECOVERY OP ATTORNEYS’ FEES OR OTHER COSTS INCURRED BY SELLER PURSUANT TO SECTION 15.5, OR (B) IMPAIR OR LIMIT THE EFFECTIVENESS OR ENFORCEABILITY OF THE INDEMNIFICATION OBLIGATIONS OF PURCHASER CONTAINED IN SECTION 4.3.1 HEREOF. SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13.1 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

SELLER’S INITIALS:	/s/ [ILLEGIBLE]

PURCHASER’S INITIALS:	/s/ [ILLEGIBLE]

13.2                           Default by Seller.  If Seller defaults in its obligations to sell and convey the Property to Purchaser pursuant to this Agreement, Purchaser’s sole and exclusive remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Escrow Holder to Purchaser of the Deposit, or (b) to bring a suit for specific performance, but any suit for specific performance must be brought within 180 days of Seller’s default, with Purchaser waiving the right to bring suit at any later date to the extent permitted by law, This Agreement confers no present eight, title or interest in the Property to Purchaser, and Purchaser shall not file a lie pendens or other similar notice against the Real Property except in connection with, and after, the proper filing of a suit for specific performance.

14.                                BROKER’S COMMISSIONS.

Except for Kitchell Development Company, Seller’s broker, and Escee Commercial, Purchaser’s broker, both of which shall be paid by Seller, neither party hereto has had any contact or dealing regarding the Real Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder’s fee as a procuring cause of the sale contemplated herein. If any other broker or finder perfects a claim for a commission or finder’s fee, the party responsible for the contact or communication on which the broker or finder perfected such claim shall indemnify, save harmless and defend the other party from said claim, and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same.

15.                                MISCELLANEOUS PROVISIONS.

15.1                           Notices.  All written notices or demands of any kind which either party hereto may be required or may desire to serve on the other in connection with this Agreement shall be served by personal service, by registered or certified mail, recognized overnight courier service or facsimile transmission. Any such notice or demand so to be served by registered or certified mail, recognized overnight courier service or facsimile transmission shall be delivered with all applicable delivery charges thereon fully prepaid and, if the party so to be served be Seller, addressed to Seller as follows:

Gateway Pavilions, L.L.C.,

c/o Kitchell Development Company

1707 E. Highland, Suite 100

Phoenix, Arizona 85016

Attention:  Mr. Jeff Allen

Fax No.:  (602) 264-6133

with a copy thereof to:

Martin L. Flicker, Esq.
1000 Quail Street, Suite 210
Newport Beach, California 92660
Fax No.: (949) 252-9335

and, if the party so to be served be Purchaser, addressed to Purchaser as follows:

Inland Real State Acquisitions, Inc.

2901 Butterfield Road

Oak Brook, Illinois  60523

Attention: Mr. Lou Quilici

Fax No.: (630) 218-4935

with a copy thereof to:

Robin Rash, Esq.

The Inland Real Estate Group, Inc./Law Department

2901 Butterfield Road

Oak Brook, Illinois  60523

Fax No.: (630) 218-4900

and, if the party to be served be Escrow Holder, addressed to Escrow Holder as follows:

First American Title Company
National Commercial Services
30 N. LaSalle Street, Suite 310
Chicago, IL 60602
Attention: Steven Zellinger
Fax No.: (312) 553-0480

Service of any such notice or demand so made by personal delivery, registered or certified mail, recognized overnight courier or facsimile transmission shall be deemed given and received on the date of actual delivery as shown by the addressee’s registry or certification of receipt or, as to facsimile transmissions, by “answer back confirmation” (as long as a copy of such notice or demand is delivered by any of the other methods provided above within one business day following receipt of such facsimile transmission), as applicable, or at the expiration of the third business day after the date of dispatch, whichever is earlier. Either party hereto may from time to time, by notice in writing served upon the other as aforesaid, designate a different mailing address to which or a different person to whose attention all such notices or demands are thereafter to be addressed.

15.2                           Assignment; Binding on Successors and Assigns.  Purchaser may assign its rights and obligations under this Agreement to an entity sponsored by Inland Retail Real Estate Trust, Inc., Inland Western Retail Real Estate Trust, Inc. or Inland Real Estate Investment Corporation, or their affiliates, without the consent of Seller, provided Purchaser (a) provides written notice to Seller and Escrow Holder not later than five (5) days prior to the Closing Date; and (b) Purchaser remains liable to Seller for all obligations of Purchaser under this Agreement. Except as described in the previous sentence, Purchaser shall not assign, transfer or convey its rights or obligations under this Agreement or with respect to the Property without the prior written consent of Seller, which consent Seller may withhold in its sole and absolute discretion.  Any such attested assignment without the prior written consent of Seller shall be void and Purchaser shall be deemed in default hereunder.  Seller shall not assign, transfer or convey its rights or obligations under this Agreement or with respect to the Property without the prior written consent of Purchaser, which consent Purchaser may withhold in its sole and absolute discretion.  Any such attempted assignment without the prior written consent of Purchaser shall be void and Seller shall be deemed in default hereunder.  Subject to the foregoing, and except as provided to the contrary herein, the terms, covenants, conditions and warranties contained herein, and the powers granted hereby, shall inure to the benefit of and bind all parties hereto and their respective successors and assigns, and all subsequent owners of the Property.  Any assignment shall not relieve the assigning party from its liability under this Agreement.

15.3                           [Intentionally Omitted.]

15.4                           Further Assurances.  In addition to the acts and deeds recited herein and contemplated to be performed, executed or delivered by Seller or Purchaser, Seller and Purchaser shall perform, execute and deliver, or cause to be performed, executed and delivered, on the Closing Date or thereafter, all such further acts, deeds and assurances as Purchaser or Seller, as the case may be, may reasonably require in order to consummate fully the transactions contemplated hereunder.

15.5                           Attorneys’ Fees.  If any legal action or any arbitration or other proceeding is brought, or if an attorney is retained for the enforcement of this Agreement or any portion thereof, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party reimbursement for the reasonable fees of attorneys and other costs (including court costs and witness fees) incurred by it, in addition to any other relief to which it may be entitled. The term “prevailing party” means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment.

15.6                           Survival of Representations, Warranties and Agreements.  Unless otherwise expressly stated in this Agreement, (a) each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Close of Escrow and the execution and delivery of the Deed only for a period of six months immediately following the Closing Date, and (b) any claim based upon a misrepresentation or a breach of a warranty contained in this Agreement shall be actionable or enforceable only if notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within six months after the Closing Date. Notwithstanding anything stated to the contrary in this Agreement, the indemnification provisions of sections 4.3.1, 10.5 and 14 hereof and the provisions of sections 4.5, 4.6, 10.1, 10.3, 10.8, 10.9, 11.2, 12.2, 13.2, 15.5, 15.16 and 15.17 hereof shall survive the termination of this Agreement or the Close of Escrow without limitation, and shall not be merged with the recording of the Deed.

15.7                           Entire Agreement.  This Agreement contains the entire agreement and understanding of the parties in respect to the subject matter hereof.  The literal words of this Agreement shall govern, and all prior negotiations, drafts and other extrinsic communications, whether oral or written, shall have no significance or evidentiary effect.  Neither this Agreement nor any of its provisions may be changed, amended, discharged, waived or otherwise modified orally, but only by an instrument in writing duly executed by the party to be bound thereby.  This Agreement accurately reflect the agreements and understandings of the parties hereto with respect to the subject matter hereof.

15.8                           Governing Law. This Agreement shall be governed by the laws of the State of Arizona.

15.9                           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.10                     Headings; Construction.  The various headings of this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural, the masculine shall include the feminine and the neuter, and vice versa. The use in this Agreement of the term “including” and related terms such as “include” shall in all cases mean “without limitation.” All references to “days” in this Agreement shall be construed to mean calendar days unless otherwise expressly provided, and all references to “business days” shall be construed to mean days on which national banks are open for business.

15.11                     Time of Essence. Time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof, and the failure to perform timely any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of, and non-curable (but waivable) default under, this Agreement by the party so failing to perform.

15.12                     Partial Validity; Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

15.13                     No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and no third party is intended to, or shall have, any rights hereunder.

15.14                     Joint Product of Parties. This Agreement is the result of arms-length negotiations between Seller and Purchaser and their respective attorneys.  Accordingly, neither party shall be deemed to be the author of this Agreement and this Agreement shall not be construed against either party.

15.15                     Calculation of Time Periods. If the last day of any period of time hereunder is not a business day, the period shall run until the end of the next business day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m., Mountain Standard Time.

15. 16                  Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereby waive any right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

15.l7                        No Personal Liability.  Notwithstanding anything stated to the contrary herein, Seller’s liability under this Agreement shall be limited to Seller’s interest in the Property and neither Seller, Seller’s constituent partners, Seller’s asset manager, nor Seller’s directors, officers, shareholders, partners, members, managers, employees or agents shall have any personal liability hereunder.

15.18                     Section 1031 Exchange.  Seller may consummate the sale of the Real Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue

Code of 1986, as amended (the “Code”), but only if the Close of Escrow shall not be delayed or affected by reason of the Exchange. The consummation or accomplishment of the Exchange shall not be a condition precedent or condition subsequent to Seller’s obligations under this Agreement. Purchaser shall not, as a result of this section 15.18: (i) have its rights under this Agreement increased or diminished, or (ii) be responsible for compliance with, or be deemed to have warranted to Seller that, the Exchange in fact complies with Section 1031 of the Code.

15.l9                        Cooperation with Purchaser’s Audit. Seller agrees to cooperate fully with Purchaser and Purchaser’s representatives to facilitate Purchaser’s evaluations and reports, including at least a one (1) year audit of the books and records of the Property that qualify, comply with and can be used in a public offering and an audit representation letter to be delivered by Seller prior to the Closing Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

               PURCHASER

INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation

By:

Name:

Title:

SELLER

GATEWAY PAVILIONS, L. L. C., an Arizona limited liability company

By:	KDC-GP Partners, L.L.C.,
an Arizona limited liability company, Manager and Member

By:	Kitchell Development
Company, an Arizona
corporation, Managing Member

By:	/s/ Jeff Allen
Jeff Allen,
Vice President

Acceptance by Escrow Holder:

First American Title Company hereby acknowledges that it has

PURCHASER

INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation

By:	/s/ [ILLEGIBLE]

	Name:	[ILLEGIBLE]

	Title:	SRVP

SELLER

GATEWAY PAVILIONS, L.L.C., an Arizona limited liability company

By:	KDC-GP Partners, L.L.C.,
an Arizona limited liability
company, Manager and Member

By:	Kitchell Development
Company, an Arizona
corporation, Managing
Member

By:
Jeff Allen,
Vice President

Acceptance by Escrow Holder:

First American Title Company hereby acknowledges that it has received a fully executed original or originally executed counterparts of the foregoing Agreement of Purchase and Sale Agreement and Escrow Instructions, agrees to act as Escrow Holder thereunder, and agrees to be bound by and strictly perform the terms thereof as such terms apply to Escrow Holder.

Dated: 8-11-04, 2004.	FIRST AMERICAN TITLE COMPANY

	By:	/s/ Elizabeth Rune
Its Authorized Agent